Exhibit 16

November 10, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Apogent Technologies Inc. and, under the date of November 10, 2003, we reported on the consolidated financial statements of Apogent Technologies Inc. and subsidiaries as of and for the years ended September 30, 2003 and 2002. On November 9, 2004, our appointment as principal accountants was terminated. We have read Apogent Technologies Inc.’s statements included under Item 4.01 of its Form 8-K dated November 9, 2004, and we agree with such statements except that we are not in a position to agree or disagree with Apogent Technologies Inc.’s statement that the change was approved by the board of directors, the stated reason for the changing of principal accountants, nor the statements in Item 4.01(b).

Very truly yours,

/s/ KPMG LLP KPMG LLP

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